EXHIBIT 99.1
News from Conduent

Conduent Incorporated 100 Campus Drive, Suite 200 Florham Park, NJ 07932
www.conduent.com

Conduent Reports Fourth Quarter and Full Year 2019 Results; Establishes FY 2020 Guidance

Key Highlights
•FY 2019 Adjusted Revenue and Adjusted EBITDA results in-line with guidance
•Concluded strategic and operational review
•Identified go-forward investment plan to drive growth and improve margins
•Continued progress on growth, quality, and efficiency transformational pillars

FLORHAM PARK, NJ, February 20, 2020 - Conduent (NASDAQ: CNDT), a business process services and solutions company, today announced its fourth quarter and full year 2019 financial results and the conclusion of its strategic and operational review.

Cliff Skelton, Conduent CEO, stated, "We finished the year in-line with the outlook that we set when I began as CEO in August. We have continued to make progress on our Company transformation, focusing on the three pillars of growth, quality, and efficiency. We are building a strong team and are attracting top-tier talent to the organization to help drive change and improve our market positioning."

EXHIBIT 99.1
Skelton continued, "Along with our board, we have also completed our strategic and operational review. As a result, we have identified a go-forward investment strategy to drive revenue stabilization and sales growth, efficiency opportunities, and increased quality, leveraging a diversified and prioritized approach. We considered potential divestitures and given the attractiveness of the businesses in our portfolio, we did not find proposals to be sufficiently compelling at this time. We believe our current portfolio coupled with our transformation efforts and improved leadership, will position us well over time to drive both top-line and EBITDA growth."

Performance Commentary and Strategic Update

FY 2019 results were in line with prior Company guidance, with adjusted revenue near the top end of the guidance range and Adjusted EBITDA near the mid-point of the guidance range. Despite signings for the year being weaker than desired, the Company is seeing strong initial signings performance in Q1 2020. While these early signs of increased client confidence are encouraging, it is still only a preliminary indication.

Since August 2019, the Company has been engaged in a strategic and operational review. Conduent concluded the review resulting in a plan to invest in certain businesses for revenue stabilization, margin expansion and efficiency opportunities in certain offerings and to invest for growth opportunities in other high-potential offerings.

The Company has also established a go-forward transformation initiative to drive growth, quality, and efficiency. The Company developed a standard set of key performance metrics to align with these three pillars and is modifying how it measures and rewards. The Company also continued to make progress in operational improvements, including in IT and delivery performance. Conduent has hired additional key employees in senior-level positions, has launched a client retention program, and is re-defining the brand and go-to-market approach.

EXHIBIT 99.1
Key Financial Fourth Quarter 2019 Results
•Revenue of $1,099 million, down (14.3)% year-over-year.
•Adjusted Revenue, excluding divestitures, down (6.7)% year-over-year, or (6.5)% in constant currency.
•Q4 2019 GAAP net loss of $(581) million compared to $(140) million in Q4 2018.
•Adjusted EBITDA, which excludes the impact of divestitures, was $130 million, down (13.3)% year-over-year. Adjusted EBITDA margin also excluding divestitures, was 11.8%, down (90) bps year-over-year.
•Pre-tax income was ($635) million compared to ($143) million in Q4 2018. This includes a goodwill impairment charge of $601 million in Q4 2019.
•Diluted EPS from continuing operations was ($2.76) versus ($0.69) in the same period last year.
•The Company reported adjusted diluted EPS from continuing operations of $0.18 compared to $0.26 in Q4 2018.
•The Company had cash inflow from operations of $348 million during the fourth quarter of 2019 compared to cash inflows of $253 million in Q4 2018.
Key Financial Full Year 2019 Results

•Full year 2019 revenue was $4,467 million down (17.2)% compared to 2018.
•Adjusted revenue, excluding divestitures, was $4,431 million, down (4.5)% compared with 2018 or (4.0)% in constant currency.
•The Company reported 2019 GAAP net loss of ($1,934) million compared to ($416) million in 2018.
•Adjusted EBITDA for full year 2019, which excludes the impact of divestitures, was $493M, down (7.9)% when compared to the prior full year. Adjusted EBITDA margin, which excludes the impact of divestitures, was 11.1%, down (40) bps Y/Y when compared to the prior full year.
•Pre-tax income was ($2,106) million compared to ($395) million in 2018. This includes goodwill impairment charges totaling $1,952 million throughout the year.
•Diluted EPS from continuing operations was ($9.29) versus ($2.06) in 2018.
•The Company reported adjusted diluted EPS from continuing operations of $0.62 compared to $1.05 in 2018.
•The Company had cash inflow from operations of $132 million during the year 2019 compared to cash inflows of $283 million in 2018.

EXHIBIT 99.1

2020 Financial Outlook
Conduent established FY 2020 guidance.
The following guidance ranges do not include incremental growth investment associated with the strategic review:

$ in Millions	FY 2019 Reported	Completed Divestiture Impact(3)	Adjusted FY 2019(4)	FY 2020 Guidance

Revenue (Constant Currency)(1,2)	$4.47B	$(36)M	$4.43B	Down (6) - (8)%

Adj. EBITDA / Adj. EBITDA Margin(2)	$494M	$(1)M	$493M / 11.1%	10.5% - 11.5%

Adj. Free Cash Flow(2) as % of Adj. EBITDA			12%	15 - 20%

Note: Please refer to the "Non-GAAP Outlook" in Appendix for certain non-GAAP information regarding outlook.

(1) Year-over-year revenue growth comparison at constant currency.
(2) Refer to Appendix for Non-GAAP reconciliations of revenue, adjusted EBITDA / margin and adjusted FCF and for impact from completed divestitures. FY 2019 adjusted FCF adjusted for Texas-related litigation and other specified items, but does not exclude cash generated from operations of businesses we have since divested.
(3) Includes all completed divestitures.
(4) Adjusted for completed divestitures referenced in Appendix.

Brian Webb-Walsh, CFO of Conduent, stated, "We ended the year with revenue at the top end and Adjusted EBITDA near the mid-point of our guidance ranges. Our balance sheet remains strong and we expect to generate meaningful operating cash flow in 2020, providing adequate liquidity to invest in the business. We will continue to follow a disciplined approach, investing to drive long-term shareholder value."

EXHIBIT 99.1

Conference Call
Management will present the results during a conference call and webcast on February 20, 2020 at 5 p.m. ET.

The call will be available by live audio webcast with the news release and online presentation slides at https://investor.conduent.com/.

The conference call will also be available by calling 1-877-883-0383 (international dial-in 1-412-902-6506) at approximately 4:45 p.m. ET. The entry number for this call is 7437148.

A recording of the conference call will be available by calling 1-877-344-7529, or 1-412-317-0088 one hour after the conference call concludes on February 20, 2020. The replay ID is 10132433.

For international calls, please select a dial-in number from:
https://services.choruscall.com/ccforms/replay.html

About Conduent
Conduent delivers mission-critical services and solutions on behalf of businesses and governments – creating exceptional outcomes for its clients and the millions of people who count on them. Through people, process and technology, Conduent solutions and services automate processes, improve efficiencies, reduce costs and enable revenue growth. It’s why most Fortune 100 companies and over 500 government entities depend on Conduent every day to manage their essential interactions and move their operations forward.

Conduent’s differentiated services and solutions improve experiences for millions of people every day, including two-thirds of all insured patients in the U.S., 11 million employees who use its HR Services, and nearly eleven million traveler transactions through toll systems daily. Conduent’s solutions deliver exceptional outcomes for its clients including $17 billion in medical bill savings, up to 40% efficiency increase in HR operations, and up to 40% improvement in processing costs, while driving higher end-user satisfaction. Learn more at www.conduent.com.

EXHIBIT 99.1

Non-GAAP Measures
We have reported our financial results in accordance with U.S. generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using non-GAAP measures. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related tax effects. Management believes that these non-GAAP financial measures provide an additional means of analyzing the results of the current period against the corresponding prior period. These non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company's reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures and should be read only in conjunction with our Consolidated Financial Statements prepared in accordance with U.S. GAAP. Our management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions, and providing such non-GAAP financial measures to investors allows for a further level of transparency as to how management reviews and evaluates our business results and trends. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on certain non-GAAP measures. Refer to the "Non-GAAP Financial Measures" section attached to this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward-Looking Statements

This release and any attachments to this release may contain "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” "aim," “should,” "continue to," and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management's current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements.

EXHIBIT 99.1
Important factors and uncertainties that could cause our actual results to differ materially from those in our forward-looking statements include, but are not limited to: government appropriations and termination rights contained in our government contracts; risk and impact of potential goodwill and other asset impairments; our ability to renew commercial and government contracts, including contracts awarded through competitive bidding processes; our ability to recover capital and other investments in connection with our contracts; our ability to attract and retain necessary technical personnel and qualified subcontractors; our ability to deliver on our contractual obligations properly and on time; competitive pressures; our significant indebtedness; changes in interest in outsourced business process services; our ability to obtain adequate pricing for our services and to improve our cost structure; claims of infringement of third-party intellectual property rights; the failure to comply with laws relating to individually identifiable information, and personal health information and laws relating to processing certain financial transactions, including payment card transactions and debit or credit card transactions; breaches of our information systems or security systems or any service interruptions; our ability to estimate the scope of work or the costs of performance in our contracts; our continuing emphasis on and shift toward technology-led digital transactions; customer decision-making cycles and lead time for customer commitments; our ability to collect our receivables, including those for unbilled services; a decline in revenues from, or a loss of, or a reduction in business from, or failure of significant clients; fluctuations in our non-recurring revenue; our failure to maintain a satisfactory credit rating; our ability to attract and retain key employees; increases in the cost of telephone and data services or significant interruptions in such services; our failure to develop new service offerings; our ability to modernize our information technology infrastructure and consolidate data centers; our ability to comply with data security standards; our ability to receive dividends or other payments from our subsidiaries; changes in tax and other laws and regulations; changes in government regulation and economic, strategic, political and social conditions; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management's Discussion and Analysis of Financial Condition and Results of Operations” section and other sections in our Annual Reports on Form 10-K, as well as in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission. Any forward-looking statements made by us in this release speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

EXHIBIT 99.1
# # #

Media Contacts:
Sean Collins, Conduent, +1-310-497-9205, sean.collins2@conduent.com

Investor Contacts:
Alan Katz, Conduent, +1-973-526-7173, alan.katz@conduent.com
Rebecca Koar, Conduent, +1-862-308-7105, rebecca.koar@conduent.com

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS) (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions, except per share data)	2019	2018	2019	2018
Revenue	$1,099	$1,282	$4,467	$5,393

Operating Costs and Expenses
Cost of Services (excluding depreciation and amortization)	850	989	3,494	4,182
Selling, general and administrative (excluding depreciation and amortization)	119	133	479	560
Research and development (excluding depreciation and amortization)	2	4	8	11
Depreciation and amortization	117	115	459	460
Restructuring and related costs	21	13	71	81
Interest expense	18	20	78	112
(Gain) loss on extinguishment of debt	—	—	—	108
Goodwill impairment	601	—	1,952	—
(Gain) loss on divestitures and transaction costs	6	33	25	42
Litigation costs (recoveries), net	2	114	17	227
Other (income) expenses, net	(2)	4	(10)	5
Total Operating Costs and Expenses	1,734	1,425	6,573	5,788

Income (Loss) Before Income Taxes	(635)	(143)	(2,106)	(395)

Income tax expense (benefit)	(54)	(3)	(172)	21
Net Income (Loss)	$(581)	$(140)	$(1,934)	$(416)

Net Income (Loss) per Share:
Basic	$(2.76)	$(0.69)	$(9.29)	$(2.06)
Diluted	$(2.76)	$(0.69)	$(9.29)	$(2.06)

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
Net Income (Loss)	$(581)	$(140)	$(1,934)	$(416)
Other Comprehensive Income (Loss), Net
Currency translation adjustments, net	12	(4)	3	(31)
Reclassification of currency translation adjustments on divestitures	—	1	15	42
Reclassification of divested benefit plans and other	—	(2)	(1)	62
Unrecognized gains (losses), net	—	4	1	1
Other Comprehensive Income (Loss), Net	12	(1)	18	74

Comprehensive Income (Loss), Net	$(569)	$(141)	$(1,916)	$(342)

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	December 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$496	$756
Accounts receivable, net	652	782
Assets held for sale	—	15
Contract assets	155	177
Other current assets	283	234
Total current assets	1,586	1,964
Land, buildings and equipment, net	342	328
Operating lease right-of-use assets	271	—
Intangible assets, net	426	651
Goodwill	1,502	3,408
Other long-term assets	387	329
Total Assets	$4,514	$6,680
Liabilities and Equity
Current portion of long-term debt	$50	$55
Accounts payable	198	230
Accrued compensation and benefits costs	174	193
Unearned income	108	112
Liabilities held for sale	—	40
Other current liabilities	647	567
Total current liabilities	1,177	1,197
Long-term debt	1,464	1,512
Deferred taxes	111	327
Operating lease liabilities	229	—
Other long-term liabilities	91	280
Total Liabilities	3,072	3,316

Series A convertible preferred stock	142	142

Common stock	2	2
Additional paid-in capital	3,890	3,878
Retained earnings (deficit)	(2,185)	(233)
Accumulated other comprehensive loss	(407)	(425)
Total Equity	1,300	3,222
Total Liabilities and Equity	$4,514	$6,680

Shares of common stock issued and outstanding	211,511	211,306
Shares of series A convertible preferred stock issued and outstanding	120	120

EXHIBIT 99.1
CONDUENT INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
Cash Flows from Operating Activities:
Net income (loss)	$(581)	$(140)	$(1,934)	$(416)
Adjustments required to reconcile net income (loss) to cash flows from operating activities:
Depreciation and amortization	117	115	459	460
Contract inducement amortization	1	1	3	3
Deferred income taxes	(72)	15	(220)	(75)
Goodwill impairment	601	—	1,952	—
(Gain) loss from investments	(1)	(1)	(4)	(2)
Amortization of debt financing costs	2	2	7	11
(Gain) loss on extinguishment of debt	—	—	—	108
(Gain) loss on divestitures and transaction costs	6	33	25	42
Stock-based compensation	5	8	24	38
Allowance for doubtful accounts	3	—	3	—
Changes in operating assets and liabilities	267	220	(183)	118
Other operating, net	—	—	—	(4)
Net cash provided by (used in) operating activities	348	253	132	283
Cash Flows from Investing Activities:
Cost of additions to land, buildings and equipment	(39)	(60)	(148)	(179)
Proceeds from sale of land, buildings and equipment	—	1	2	13
Cost of additions to internal use software	(18)	(14)	(67)	(45)
Proceeds from investments	—	1	—	1
Payments for acquisitions, net of cash acquired	—	—	(90)	—
Proceeds from divestitures and sale of assets, net of cash	—	3	—	675
Payments from divestitures, including cash sold	—	—	(7)	—
Other investing, net	—	(5)	—	(5)
Net cash provided by (used in) investing activities	(57)	(74)	(310)	460
Cash Flows from Financing Activities:
Debt issuance fee payments	—	—	—	(3)
Payments on debt	(12)	(6)	(54)	(519)
Premium on debt redemption	—	—	—	(95)
Taxes paid for settlement of stock based compensation	(10)	(1)	(21)	(10)
Dividends paid on preferred stock	(3)	(3)	(10)	(10)
Net cash provided by (used in) financing activities	(25)	(10)	(85)	(637)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	3	1	3	(8)
Increase (decrease) in cash, cash equivalents and restricted cash	269	170	(260)	98
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	236	595	765	667
Cash, Cash Equivalents and Restricted Cash at End of period(1)	$505	$765	$505	$765
 ___________
(1)Includes $9 million of restricted cash as of both December 31, 2019 and 2018, that were included in Other current assets on the Consolidated Balance Sheets.

EXHIBIT 99.1
Non-GAAP Financial Measures

We have reported our financial results in accordance with U.S. GAAP. In addition, we have discussed our results using non-GAAP measures.

We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related tax effects. Management believes that these non-GAAP financial measures provide an additional means of analyzing the results of the current period against the corresponding prior period. However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with U.S. GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable U.S. GAAP measures and should be read only in conjunction with our Consolidated Financial Statements prepared in accordance with U.S. GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions, and providing such non-GAAP financial measures to investors allows for a further level of transparency as to how management reviews and evaluates our business results and trends. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on certain non-GAAP measures.

A reconciliation of the non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are provided below.

These reconciliations also include the income tax effects for our non-GAAP performance measures in total, to the extent applicable. The income tax effects are calculated under the same accounting principles as applied to our reported pre-tax performance measures under ASC 740, which employs an annual effective tax rate method. The noted income tax effect for our non-GAAP performance measures is effectively the difference in income taxes for reported and adjusted pre-tax income calculated under the annual effective tax rate method. The tax effect of the non-GAAP adjustments was calculated based upon evaluation of the statutory tax treatment and the applicable statutory tax rate in the jurisdictions in which such charges were incurred.

Adjusted Net Income (Loss), Adjusted Earnings per Share and Adjusted Effective Tax Rate

We make adjustments to Income (Loss) before Income Taxes for the following items, as applicable to the particular financial measure, for the purpose of calculating Adjusted Net Income (Loss), Adjusted Earnings per Share and Adjusted Effective Tax Rate:

•Amortization of acquired intangible assets. The amortization of acquired intangible assets is driven by acquisition activity, which can vary in size, nature and timing as compared to other companies within our industry and from period to period.
•Restructuring and related costs. Restructuring and related costs include restructuring and asset impairment charges as well as costs associated with our strategic transformation program.
•(Gain) loss on extinguishment of debt. Represents premium on debt extinguishment and the write down of the associated unamortized discount and issuance costs.
•Goodwill impairment. This represents Goodwill impairment charge related to the unanticipated losses of certain customer contracts, lower potential future volumes and lower than expected new customer contracts for all reporting units.
•(Gain) loss on divestitures and transaction costs. Represents (gain) loss on divested businesses and transaction costs.
•Litigation costs (recoveries), net. Litigation costs (recoveries), net primarily represents accruals for the State of Texas litigation, Student Loan Service exposures and certain significant terminated contracts that are subject to litigation.
•Other charge (credit). This comprises other (income) expenses, net, and costs associated with the Company not fully completing the State of New York Health Enterprise Platform project and the Health Enterprise Medical platform projects in California and Montana and other adjustments.
•2019 and 2018 divestitures. Revenue/(Income) loss from divestitures.

EXHIBIT 99.1
The Company provides adjusted net income and adjusted EPS financial measures to assist our investors in evaluating our ongoing operating performance for the current reporting period and, where provided, over different reporting periods, by adjusting for certain items which may be recurring or non-recurring and which in our view do not necessarily reflect ongoing performance.  We also internally use these measures to assess our operating performance, both absolutely and in comparison to other companies, and in evaluating or making selected compensation decisions.

Management believes that the adjusted effective tax rate, provided as supplemental information, facilitates a comparison by investors of our actual effective tax rate with an adjusted effective tax rate which reflects the impact of the items which are excluded in providing adjusted net income and certain other identified items, and may provide added insight into our underlying business results and how effective tax rates impact our ongoing business.

Adjusted Revenue and Operating Income and Adjusted Operating Margin

We make adjustments to Revenue, Costs and Expenses and Operating Margin, as applicable, for the following items, for the purpose of calculating Adjusted Revenue, Adjusted Operating Income and Adjusted Operating Margin:

•Amortization of acquired intangible assets.
•Restructuring and related costs.
•Interest expense. Interest expense includes interest on long-term debt and amortization of debt issuance costs.
•(Gain) loss on extinguishment of debt.
•Goodwill impairment.
•(Gain) loss on divestitures and transaction costs.
•Litigation costs (recoveries), net.
•Other charge (credit).
•2019 and 2018 divestitures.

We provide our investors with adjusted revenue, adjusted operating income and adjusted operating margin information, as supplemental information, because we believe it offers added insight, by itself and for comparability between periods, by adjusting for certain non-cash items as well as certain other identified items which we do not believe are indicative of our ongoing business, and may also provide added insight on trends in our ongoing business.

We provide adjusted revenues as supplemental information to our presentation of reported GAAP revenue in order to facilitate additional information to our investors concerning period-to-period comparisons reflecting the impact of our 2018 and 2019 divestitures.

Adjusted EBITDA and EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin as an additional way of assessing certain aspects of our operations that, when viewed with the GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our on-going business. Adjusted EBITDA represents income (loss) before interest, income taxes, depreciation and amortization and contract inducement amortization adjusted for the following items. Adjusted EBITDA margin is Adjusted EBITDA divided by revenue or adjusted revenue, as applicable.

•Restructuring and related costs.
•Goodwill impairment.
•(Gain) loss on extinguishment of debt
•(Gain) loss on divestitures and transaction costs.
•Litigation costs (recoveries), net.
•Other charge (credit).
•2019 and 2018 divestitures.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Conduent's definition of Adjusted EBITDA and Adjusted EBITDA margin may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA and Adjusted EBITDA margin in the same manner.

EXHIBIT 99.1
Free Cash Flow

Free cash flow is defined as cash flows from operating activities as reported on the consolidated statement of cash flows, less cost of additions to land, buildings and equipment, cost of additions to internal use software, tax payments related to divestitures, vendor financed capital lease and proceeds from sales of land, buildings and equipment. We use the non-GAAP measure of free cash flow as a criterion of liquidity and performance-based components of employee compensation. We use free cash flow as a measure of liquidity to determine amounts we can reinvest in our core businesses, such as amounts available to make acquisitions and invest in land, buildings and equipment and internal use software, after required payments on debt. In order to provide a meaningful basis for comparison, we are providing information with respect to our free cash flow reconciled to cash flow provided by operating activities, which we believe to be the most directly comparable measure under U.S. GAAP.

Adjusted Free Cash Flow

Adjusted free cash flow is defined as free cash flow from above plus deferred compensation payments, transaction costs, costs related to Texas litigation, and certain other identified adjustments. We use adjusted free cash flow, in addition to free cash flow, to provide supplemental information to our investors concerning our ability to generate cash from our ongoing operating activities; by excluding certain deferred compensation costs and our one-time Texas settlement costs, as well as transaction costs and transaction cost tax benefit related to acquisitions, and debt buyback tax benefit, we believe we provide useful additional information to our investors to help them further understand our ability to generate cash period-over-period as well as added information on comparability to our competitors. Such as with free cash flow information, as so adjusted, is specifically not intended to provide amounts available for discretionary spending. We have added certain adjustments to account for items which we do not believe reflect our core business or operating performance, and we computed all periods with such adjusted costs.

Constant Currency

To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. Dollars. We refer to this adjusted revenue as “constant currency.” Currency impact is the difference between actual growth rates and constant currency growth rates and is calculated by translating current period activity in local currency using the comparable prior period's currency translation rate.

Non-GAAP Outlook

In providing outlook for adjusted EBITDA, we exclude certain items which are otherwise included in determining the comparable GAAP financial measure. A description of the adjustments which historically have been applicable in determining adjusted EBITDA are reflected in the table below. We are providing such outlook only on a non-GAAP basis because the Company is unable to predict with reasonable certainty the totality or ultimate outcome or occurrence of these adjustments for the forward-looking period, such as amortization, restructuring, NY MMIS, HE charge, goodwill impairment, and certain other adjusted items, which can be dependent on future events that may not be reliably predicted. Based on past reported results, where one or more of these items have been applicable, such excluded items could be material, individually or in the aggregate, to reported results. We have provided an outlook for revenue on a constant currency basis due to the inability to accurately predict foreign currency impact on revenues. Outlook for Free Cash Flow and Adjusted Free Cash Flow is provided as a factor of expected adjusted EBITDA, see above.

EXHIBIT 99.1
Non-GAAP Reconciliations: Adjusted Revenue, Adjusted Net Income (Loss), Adjusted Effective Tax, Adjusted Operating Income (Loss) and Adjusted EBITDA were as follows:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
ADJUSTED REVENUE
Revenue	$1,099	$1,282	$4,467	$5,393
Adjustment:
2019 and 2018 divestitures(1)	—	(104)	(36)	(752)
Adjusted Revenue	$1,099	$1,178	$4,431	$4,641

ADJUSTED NET INCOME (LOSS)
Income (Loss) From Continuing Operations	$(581)	$(140)	$(1,934)	$(416)
Adjustments:
Amortization of acquired intangible assets(2)	62	61	246	242
Restructuring and related costs	21	13	71	81
(Gain) loss on extinguishment of debt	—	—	—	108
Goodwill impairment	601	—	1,952	—
(Gain) loss on divestitures and transaction costs	6	33	25	42
Litigation costs (recoveries), net	2	114	17	227
Other charges (credits)	(1)	3	(5)	2
Total Non-GAAP Adjustments	691	224	2,306	702
Income tax adjustments(3)	(69)	(26)	(232)	(56)
Adjusted Net Income (Loss) Before Adjustment for Divestitures	$41	$58	$140	$230

ADJUSTED EFFECTIVE TAX
Income (Loss) Before Income Taxes	$(635)	$(143)	$(2,106)	$(395)
Adjustments:
Total Non-GAAP Adjustments	691	224	2,306	702
Adjusted PBT (Before Adjustment for Divestitures)	56	81	200	307
2019 and 2018 divestitures(1)	—	(3)	(1)	(98)
Adjusted PBT	$56	$78	$199	$209

Income tax expense (benefit)	$(54)	$(3)	$(172)	$21
Income tax adjustments(3)	69	26	232	56
Adjusted Income Tax Expense (Benefit)	15	23	60	77
Adjusted Net Income (Loss) Before Adjustment for Divestitures	$41	$58	$140	$230

EXHIBIT 99.1

CONTINUED	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
ADJUSTED OPERATING INCOME (LOSS)
Income (Loss) Before Income Taxes	$(635)	$(143)	$(2,106)	$(395)
Adjustments:
Total non-GAAP adjustments	691	224	2,306	702
Interest expense	18	20	78	112
Adjusted Operating Income (Loss) Before Adjustment for Divestitures	74	101	278	419
2019 and 2018 divestitures(1)	—	(3)	(1)	(98)
Adjusted Operating Income (Loss)	$74	$98	$277	$321

ADJUSTED EBITDA
Income (Loss) From Continuing Operations	$(581)	$(140)	$(1,934)	$(416)
Income tax expense (benefit)	(54)	(3)	(172)	21
Depreciation and amortization	117	115	459	460
Contract inducement amortization	1	1	3	3
Interest expense	18	20	78	112
EBITDA Before Adjustment for Divestitures	(499)	(7)	(1,566)	180
2019 and 2018 divestitures(1)	—	(3)	(1)	(98)
2018 divestitures depreciation and amortization(1)	—	(3)	—	(7)
EBITDA	(499)	(13)	(1,567)	75
Adjustments:
Restructuring and related costs	21	13	71	81
(Gain) loss on extinguishment of debt	—	—	—	108
Goodwill impairment	601	—	1,952	—
(Gain) loss on divestitures and transaction costs	6	33	25	42
Litigation costs (recoveries), net	2	114	17	227
Other charges (credits)	(1)	3	(5)	2
Adjusted EBITDA Before Adjustment for Divestitures	$130	$156	$494	$640

Adjusted EBITDA	$130	$150	$493	$535
 ___________

(1)Adjusted for the full impact from revenue and income/loss from divestitures.
(2)Included in Depreciation and amortization on the Consolidated Statements of Income (Loss).
(3)The tax impact of Adjusted Pre-tax income (loss) from continuing operations was calculated under the same accounting principles applied to the 'As Reported' pre-tax income (loss), which employs an annual effective tax rate method to the results and without regard to the business divestitures, the State of Texas litigation reserve, loss on extinguishment of debt, charges for amortization of intangible assets, restructuring, goodwill impairment and divestiture related costs.

EXHIBIT 99.1
Non-GAAP Reconciliations: Adjusted Weighted Average Shares Outstanding, Adjusted Diluted EPS, Adjusted Effective Tax, Adjusted Operating Margin and Adjusted EBITDA Margins for the Non-GAAP reconciliations above were as follows:

	Three Months Ended December 31,		Year Ended December 31,
(Amounts are in whole dollars, shares are in thousands and margins are in %)	2019	2018	2019	2018
ADJUSTED DILUTED EPS(1)
Weighted Average Common Shares Outstanding	211,190	207,103	209,318	206,056
Adjustments:
Stock options	—	45	—	97
Restricted stock and performance units / shares	2,106	3,480	2,157	3,481
Adjusted Weighted Average Common Shares Outstanding	213,296	210,628	211,475	209,634

Diluted EPS from Continuing Operations	$(2.76)	$(0.69)	$(9.29)	$(2.06)
Adjustments:
Total non-GAAP adjustments	3.26	1.07	11.01	3.38
Income tax adjustments(2)	(0.32)	(0.12)	(1.10)	(0.27)
Adjusted Diluted EPS Before Adjustment for Divestitures	$0.18	$0.26	$0.62	$1.05

ADJUSTED EFFECTIVE TAX RATE
Effective tax rate	8.5%	2.1%	8.2%	(5.3)%
Adjustments:
Total non-GAAP adjustments	18.3%	26.3%	21.8%	30.4%
Adjusted Effective Tax Rate(2)	26.8%	28.4%	30.0%	25.1%

ADJUSTED OPERATING MARGIN
Income (Loss) Before Income Taxes Margin	(57.8)%	(11.2)%	(47.1)%	(7.3)%
Adjustments:
Total non-GAAP adjustments	62.9%	17.5%	51.6%	13.0%
Interest expense	1.6%	1.6%	1.7%	2.1%
Margin for Adjusted Operating Income Before Adjustment for Divestitures	6.7%	7.9%	6.2%	7.8%
2019 and 2018 divestitures(3)	—%	0.4%	0.1%	(0.9)%
Margin for Adjusted Operating Income	6.7%	8.3%	6.3%	6.9%

EXHIBIT 99.1

CONTINUED	Three Months Ended December 31,		Year Ended December 31,
(margins are in %)	2019	2018	2019	2018
ADJUSTED EBITDA MARGIN
EBITDA Margin Before Adjustment for Divestitures	(45.4)%	(0.5)%	(35.1)%	3.3%
Adjustments:
2019 and 2018 divestitures(3)	—%	(0.6)%	(0.3)%	(1.7)%
EBITDA Margin	(45.4)%	(1.1)%	(35.4)%	1.6%
Total non-GAAP adjustments	57.2%	12.7%	46.2%	8.6%
2019 and 2018 divestitures(3)	—%	0.6%	0.3%	1.7%
Adjusted EBITDA Margin Before Adjustment for Divestitures	11.8%	12.2%	11.1%	11.9%
2019 and 2018 divestitures(3)	—%	0.5%	—%	(0.4)%
Adjusted EBITDA Margin	11.8%	12.7%	11.1%	11.5%
__________
(1)Average shares for the 2019 and 2018 calculation of adjusted EPS excludes 5 million shares associated with our Series A convertible preferred stock and includes the impact of the preferred stock dividend of $3 million for both of the three months ended December 31, 2019 and 2018, respectively
(2)The tax impact of Adjusted Pre-tax income (loss) from continuing operations was calculated under the same accounting principles applied to the 'As Reported' pre-tax income (loss), which employs an annual effective tax rate method to the results and without regard to the business divestitures, the State of Texas litigation reserve, loss on extinguishment of debt, charges for amortization of intangible assets, restructuring, goodwill impairment and divestiture related costs.
(3)Adjusted for the full impact from revenue and income/loss from divestitures.

Free Cash Flow Reconciliation:

	Three Months Ended December 31,		Year Ended December 31,
(in millions)	2019	2018	2019	2018
Operating Cash Flow	$348	$253	$132	$283
Cost of additions to land, buildings and equipment	(39)	(60)	(148)	(179)
Proceeds from sales of land, buildings and equipment	—	1	2	13
Cost of additions to internal use software	(18)	(14)	(67)	(45)
Tax payment related to divestitures	1	50	9	90
Vendor financed capital leases	(3)	—	(3)	(14)
Free Cash Flow	$289	$230	$(75)	$148
Free Cash Flow	$289	$230	$(75)	$148
Transaction costs	1	14	14	33
Transaction costs tax benefit	3	(5)	—	(5)
Debt buyback tax benefit	—	(26)	—	(26)
Texas litigation payments	—	—	118	—
Deferred compensation tax benefit	—	(31)	—	(31)
Deferred compensation payments and adjustments	—	77	—	99
Adjusted Free Cash Flow	$293	$259	$57	$218